Exhibit 23
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-145926) and on Form S-8 (Nos. 333-143005, 333-02374, 333-34766 and 333-104551) of Stewart Enterprises, Inc. of our report dated December 21, 2007 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K.
PricewaterhouseCoopers LLP
New Orleans, Louisiana
December 21, 2007